Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard, CFA
	663 Highway 60, P.O. Box 807		Vice President, Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Mark Folk
Director, Corporate Communications
(704) 890-5323
FOR IMMEDIATE RELEASE
Jack Henry & Associates Announces Fiscal Third Quarter 2025 Deconversion Revenue Results

MONETT, Mo., Apr. 30, 2025 — Jack Henry & Associates, Inc.® (Nasdaq: JKHY) announced today that deconversion revenue for the fiscal third quarter, ended March 31, 2025, was $9.6 million. Deconversion revenue estimates have been updated to $22 million to $28 million for full year fiscal 2025 guidance. For more information about how guidance will be further updated for deconversion revenue estimates, please see Jack Henry’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2023.
The majority of deconversion revenue is generated when one of Jack Henry’s clients agrees to be acquired by another financial institution, resulting in the termination of the client’s contract with Jack Henry. In these circumstances, Jack Henry’s recognition of deconversion revenue is driven by factors outside Jack Henry’s control, and this revenue does not represent the true operations of Jack Henry’s ongoing business of providing services to clients. As a result, Jack Henry excludes deconversion revenue from non-GAAP revenue reported in its quarterly and annual earnings releases.
Statements made in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in Jack Henry’s Securities and Exchange Commission filings, including Jack Henry’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading Risk Factors. Any forward-looking statement made in this current report speaks only as of the date of the current report, and Jack Henry’s expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.

About Jack Henry & Associates, Inc.®
Jack HenryTM (Nasdaq: JKHY) is a well-rounded financial technology company that strengthens connections between financial institutions and the people and businesses they serve. We are an S&P 500 company that prioritizes openness, collaboration, and user centricity – offering banks and credit unions a vibrant ecosystem of internally developed modern capabilities as well as the ability to integrate with leading fintechs. For more than 48 years, Jack Henry has provided technology solutions to enable clients to innovate faster, strategically differentiate, and successfully compete while serving the evolving needs of their accountholders. We empower approximately 7,500 clients with people-inspired innovation, personal service, and insight-driven solutions that help reduce the barriers to financial health. Additional information is available at www.jackhenry.com.